Exhibit 99.1

FOR IMMEDIATE RELEASE

AtheroGenics Announces that OSCAR Phase II Study in Rheumatoid Arthritis Did Not Meet Primary Endpoint

ATLANTA, GA - October 13, 2004 - AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today released results of its OSCAR Phase II clinical trial studying AGIX-4207 in patients with rheumatoid arthritis. The results indicated that none of the three dosing arms of AGIX-4207 showed a statistically significant improvement in ACR 20 scores when compared to placebo, the primary efficacy end point of the trial. Two of the pre-specified secondary endpoints, tender joint count and morning stiffness, did show statistically significant improvement when compared to placebo. Based on the aggregate findings of the study, however, AtheroGenics is discontinuing clinical development of AGIX-4207 in rheumatoid arthritis.

"Although we are disappointed with the results of the OSCAR study, we believe these results are compound-specific and that our v-protectant™ technology still offers great promise of yielding novel therapeutics to treat rheumatoid arthritis," commented Rob Scott, M.D., Senior Vice President of Clinical Development and Regulatory Affairs and Chief Medical Officer at AtheroGenics. "AtheroGenics continues to have an active program aimed at investigating second generation v-protectants™ in rheumatoid arthritis. We have identified other compounds with enhanced therapeutic potential within our industry-standard rheumatoid arthritis preclinical models and will be aggressively working to select another candidate to move into formal preclinical development."

The Phase II double-blinded, placebo-controlled, 12-week study involved 275 patients in multiple European centers with mild-to-severe rheumatoid arthritis. Study subjects were randomized into four groups receiving either placebo or one of three single daily oral doses of AGIX-4207: 75 mg, 150 mg or 225 mg. Study subjects who were previously treated with biological Disease Modifying Anti-Rheumatic Drugs (DMARDs) were not enrolled in the study nor were subjects who were taking non-biological DMARDs at the commencement of the study. Study subjects on Non-Steroidal Anti-Inflammatory Drugs (NSAIDS) including aspirin, COX-2 inhibitors and analgesics were allowed to remain on their drug regimens.

The primary endpoint of the study was improvement in ACR 20 scores, as measured after 12 weeks of treatment with AGIX-4207. An ACR 20 response is a preset standard from the American College of Rheumatology, which requires a greater than 20 percent reduction in swollen joint count, in tender joint count and in three out of five of the following: patient’s assessment of pain, patient’s assessment of disease activity, investigator’s assessment of disease activity, acute phase reactant (ESR or CRP) and patient’s assessment of functional status. In the analysis of all randomized patients, 25 percent of placebo-treated patients achieved an ACR 20 response at Week 12 compared with 20 percent at 75 mg, 15 percent at 150 mg, and 23 percent at 225 mg of AGIX-4207-treated patients. The drug was generally well tolerated, and serious adverse events were similar to placebo.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. The Company has two drug development programs currently in the clinic. AtheroGenics’ lead compound, AGI-1067, is being evaluated in the pivotal Phase III clinical trial called ARISE, as an oral therapy for the treatment of atherosclerosis. AGI-1096 is a novel, oral agent that is being developed for the prevention of organ transplant rejection in collaboration with Fujisawa. AtheroGenics also has preclinical programs in rheumatoid arthritis and asthma using its novel vascular protectant™ technology. For more information about AtheroGenics, please visit www.atherogenics.com.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about clinical trial results, our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, and other risks that could cause actual results to differ materially. These risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including but not limited to the risks discussed in AtheroGenics' Form 10-K for fiscal 2003 and our Quarterly Report on Form 10-Q for the second quarter of 2004.

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AtheroGenics, Inc.	Investor Relations	Media Relations
Mark P. Colonnese	Lilian Stern	Katie Brazel
Chief Financial Officer	Stern Investor Relations, Inc.	Fleishman Hillard Inc.
678-336-2511	212-362-1200	404-739-0150
investor@atherogenics.com	lilian@sternir.com	brazelk@fleishman.com